Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2010 RESULTS

BALTIMORE (August 4, 2010) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2010.

“Broadcast television advertising continues to grow, an indicator that the economy is showing signs of recovery,” commented David Smith, President and CEO of Sinclair.  “In the second quarter, we experienced gains in nearly all of our major core advertising categories, with the largest growth coming from the automotive sector, which was up 46% year-over-year.  Political for the first six months also paced ahead of the same period in 2006, the last non-presidential election year.  The more important data points, however, are that the third quarter’s core advertising sales are on pace to not only exceed the same period in 2008 by approximately 9% growth, but also to approximate the current year’s second quarter core business, which is typically one of our stronger quarters in any given year.”

Financial Results:

Net broadcast revenues from continuing operations were $158.7 million for the three months ended June 30, 2010, an increase of 19.3% versus the prior year period result of $133.0 million.  The Company had operating income of $56.7 million in the three-month period, as compared to operating income of $25.8 million in the prior year period.  The Company had net income attributable to the parent company of $17.3 million in the three-month period versus net income attributable to the parent company of $2.8 million in the prior year period.

The Company reported diluted earnings per common share of $0.21 for the three-month period versus diluted earnings per common share of $0.04 in the prior year period.

Net broadcast revenues from continuing operations were $306.6 million for the six months ended June 30, 2010, an increase of 16.0% versus the prior year period result of $264.3 million.  The Company had operating income of $102.9 million in the six-month period versus the prior year period operating loss of $80.9 million.  Excluding the impairment charges related to goodwill and other intangible assets, operating income in 2009 would have been $49.2 million in the six-month period.  The Company had net income attributable to the parent company of $28.8 million in the six-month period versus a net loss attributable to the parent company of $82.9 million in the prior year period.

The Company had diluted earnings per common share of $0.36 in the six-month period versus a diluted loss per common share of $1.03 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $3.8 million in the second quarter 2010 versus $0.7 million in second quarter 2009.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 16.6% in the second quarter 2010 while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 27.7% versus the second quarter 2009.  Excluding political revenues, local net broadcast revenues were up 16.3% and national net broadcast revenues were up 19.7% in the second quarter.

•                  Among the many advertising spending categories that were up in the quarter were schools, media, medical and furniture, while paid programming, fast food and religious ad spending were down the most.  Automotive, our largest category, was up 46.2%, while services, our second largest category, was up 9.1% in the quarter.

•                  During the quarter, the Company entered into a four-year renewal of its retransmission agreements with Charter Communications, Inc.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $65.3 million in cash and restricted cash, was $1,232.1 million at June 30, 2010 versus net debt of $1,247.9 million at March 31, 2010.  Included in the June 30, 2010 cash balance is approximately $22.4 million held in an escrow account to redeem the remainder of the 4.875% senior convertible notes which holders have the right to put to the Company in January 2011.

•                  On April 30, 2010, the Company voluntarily prepaid $25.0 million of Term B loans from cash on hand.

•                  On May 17, 2010, the put rights on the 3% senior convertible notes expired and holders of $10.0 million face amount required the Company to repurchase notes at par.  The principal amount of the repurchase was funded from cash held in an escrow account.  $5.4 million principal amount of the 3.0% Notes remain outstanding which holders have the right to put to the Company in May 2017.

•                  During the second quarter, the Company repurchased in the open market $6.1 million face amount of the 6% convertible debentures.

•                  As of June 30, 2010, 49.3 million Class A common shares and 31.0 million Class B common shares were outstanding, for a total of 80.3 million common shares outstanding.

•                  Capital expenditures in the second quarter were $2.9 million.

•                  Program contract payments for continuing operations were $21.4 million in the second quarter.

•                  During the second quarter, the Company invested $3.5 million, net of cash distributions, in various ventures.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its third quarter 2010 and full year 2010 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“We continue to see advertising sales grow in the third quarter particularly from political and the automotive category,” commented David Amy, EVP and CFO.  “While the first half of 2010 posted very strong core revenue growth of 14.4% on average, we do not expect to see that same level of core percentage growth in the back half of the year.  We believe this is due to the normal process of core advertisers getting crowded out of certain dayparts by the heavy demand for our inventory by political candidates and campaign issue spending rather than the result of an expectation for a slowing economy.  Additionally, the fourth quarter of last year benefited from the beginnings of the auto and economic recoveries.”

•                  The Company expects third quarter 2010 station net broadcast revenues from continuing operations, before barter, to grow by approximately high teen to low twenty percents as compared to third quarter 2009 station net broadcast revenues of $136.4 million.  This assumes $9.5 million in political revenues as compared to $1.9 million in third quarter 2009.

•                  The Company expects barter revenue to be approximately $16.3 million in the third quarter

•                  The Company expects barter expense to be approximately $16.3 million in the third quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the third quarter to be approximately $71.2 million, a 13.3% increase from third quarter 2009 television expenses of $62.9 million.  On a full year basis, television expenses are expected to be approximately $277.9 million, up 4.8% as compared to 2009 television expenses of $265.2 million.  The 2010 expense forecast includes $0.3 million of stock-based compensation expense for the quarter and $1.7 million for the year, as compared to $0.1 million stock-based compensation expense in third quarter 2009.

•                  The Company expects program contract amortization expense to be approximately $16.7 million in the third quarter and $62.0 million for 2010, as compared to the 2009 actuals of $17.0 million and $73.1 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $20.3 million in the third quarter and $89.0 million for 2010, as compared to the 2009 actuals of $18.1 million and $82.2 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $6.9 million in the third quarter and $27.5 million for 2010, as compared to the 2009 actuals of $6.1 million and $25.6 million for the quarter and year, respectively.  The 2010 corporate expense forecast includes $0.3 million of stock-based compensation expense for the quarter and $2.6 million for the year, as compared to the 2009 actuals of $0.2 million and $0.7 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.2 million of income in the third quarter and $6.0 million of income for 2010, assuming current equity interests, and as compared to the 2009 actuals of a $0.6 million loss in the quarter and a $1.8 million loss for the year, respectively.

•                  The Company expects depreciation on property and equipment to be approximately $9.3 million in the third quarter and $36.9 million for 2010, assuming the capital expenditure assumptions below, and as compared to the 2009 actuals of $10.0 million and $42.9 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.7 million in the third quarter and $18.7 million for 2010, as compared to the 2009 actuals of $6.2 million and $22.4 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $27.9 million in the third quarter and $113.1 million for 2010 (approximately $102.0 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.    This compares to the 2009 actuals of $17.5 million and $80.0 million ($64.9 million on a cash basis) for the quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $3.1 million and $6.8 million in the third quarter and for the full year 2010, respectively, based on the assumptions discussed in this “Outlook” section.  For the full year, the Company expects to receive approximately $6.8 million in tax refunds, net of cash taxes paid.  The Company expects the effective tax rate to be approximately 37.4% for each of the third quarter and full year.

•                  The Company expects to spend approximately $8.8 million in capital expenditures in the third quarter and approximately $15.0 million to $19.0 million in 2010.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2010 results on Wednesday, August 4, 2010, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES:
Station broadcast revenues, net of agency commissions	$158,709	$133,008	$306,631	$264,313
Revenues realized from station barter arrangements	17,985	13,919	32,761	25,817
Other operating divisions revenues	8,857	11,345	15,787	22,880
Total revenues	185,551	158,272	355,179	313,010

OPERATING EXPENSES:
Station production expenses	38,645	36,889	74,563	71,832
Station selling, general and administrative expenses	30,554	31,993	61,196	62,903
Expenses recognized from station barter arrangements	15,748	11,293	28,979	21,521
Amortization of program contract costs and net realizable value adjustments	15,303	19,865	31,217	40,623
Other operating divisions expenses	7,580	10,891	14,357	23,142
Depreciation of property and equipment	9,097	10,528	18,722	22,461
Corporate general and administrative expenses	7,250	6,017	13,827	12,376
Amortization of definite-lived intangible assets and other assets	4,683	6,252	9,400	11,453
Gain on asset exchange	—	(1,280)	—	(2,516)
Impairment of goodwill, intangible and other assets	—	—	—	130,098
Total operating expenses	128,860	132,448	252,261	393,893
Operating income (loss)	56,691	25,824	102,918	(80,883)

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,377)	(17,646)	(57,351)	(36,020)
(Loss) gain from extinguishment of debt	(149)	—	(438)	18,986
(Loss) income from equity and cost method investments	(1,024)	463	(481)	18
Other income, net	571	412	1,210	1,113
Total other expense	(28,979)	(16,771)	(57,060)	(15,903)
Income (loss) from continuing operations before income taxes	27,712	9,053	45,858	(96,786)
INCOME TAX (PROVISION) BENEFIT	(10,692)	(6,358)	(17,778)	12,442
Income (loss) from continuing operations	17,020	2,695	28,080	(84,344)
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax provision of $68, $109, $134 and $217, respectively	(68)	(109)	(134)	(217)
NET INCOME (LOSS)	16,952	2,586	27,946	(84,561)
Net loss attributable to the noncontrolling interests	321	197	847	1,689
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$17,273	$2,783	$28,793	$(82,872)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share from continuing operations	$0.22	$0.04	$0.36	$(1.03)
Basic earnings (loss) per share	$0.22	$0.04	$0.36	$(1.03)
Diluted earnings (loss) per share from continuing operations	$0.21	$0.04	$0.36	$(1.03)
Diluted earnings (loss) per share	$0.21	$0.04	$0.36	$(1.03)
Weighted average common shares outstanding	80,307	79,566	80,133	80,187
Weighted average common and common equivalent shares outstanding	86,985	79,566	81,175	80,187

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2010	March 31, 2010
Cash & cash equivalents (1)	$65,266	$90,177
Total current assets	228,359	252,858
Total long term assets	1,311,486	1,323,696
Total assets	1,539,845	1,576,554

Current portion of debt	40,737	54,425
Total current liabilities	176,214	204,780
Long term portion of debt	1,256,585	1,283,674
Total long term liabilities	1,533,999	1,559,541
Total liabilities	1,710,213	1,764,321

Total stockholders’ deficit	(170,368)	(187,767)
Total liabilities & stockholders’ deficit	$1,539,845	$1,576,554

(1)          June 30, 2010 includes $22.4 million of restricted cash held in escrow for the redemption of the 4.875% Senior Convertible Notes that will be released in January 2011.

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2010	2010
Net cash flow from operating activities	$24,215	$60,165
Net cash flow from investing activities	7,101	27,781
Net cash flow used in financing activities	(40,830)	(68,350)

Net increase (decrease) in cash & cash equivalents	(9,514)	19,596
Cash & cash equivalents, beginning of period	52,334	23,224
Cash & cash equivalents, end of period	$42,820	$42,820